EXHIBIT 23.4

CONSENT

I, Robert Cann, refer to scientific and technical information developed by Entrée Gold Inc. (the “Company”), which I approved, or the preparation of which I supervised, in my capacity as a “qualified person” as defined in National Instrument 43-101 Standards of Disclosure for Mineral Projects, that is contained in news releases and other disclosure documents of the Company (collectively, the “Technical Information”).

In connection with the Company’s registration statement on Form S-8, and any amendments thereto, and any documents incorporated by reference therein (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (the “SEC”), I consent to the filing of this consent and to the use of my name and the Technical Information as referenced in the Company’s Annual Report on Form 40-F filed with the SEC on March 30, 2012, in the Registration Statement, and to the inclusion and incorporation by reference of information derived from Technical Information in the Registration Statement.

Yours truly,

/s/Robert Cann
Name: Robert Cann

Date:  July 27, 2012